Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Brian Hall, CFO
Phone: (574) 535-1125
E Mail: LCII@lci1.com

LCI INDUSTRIES REPORTS SECOND QUARTER RESULTS
Increasing RV demand drives record June and July sales

Second Quarter 2020 Highlights

•Net sales of $525.8 million in the second quarter, a decrease of 16% year-over-year
•Aftermarket Segment sales grew to $158.0 million in the second quarter, an increase of 109% year-over-year
•International sales grew to $44.1 million in the second quarter, an increase of 40% year-over-year
•Adjacent Industries OEM sales declined to $130.6 million in the second quarter, a decrease of 23% year-over-year
•North American RV OEM net sales were less than 52% of total net sales for the twelve months ended June 30, 2020
•Content per travel trailer and fifth-wheel RV, adjusted to remove Furrion sales from prior periods, increased $141 year-over-year, or 4%, to $3,371 for the twelve months ended June 30, 2020
•Net income declined $34.3 million, or 72.3%, to $13.2 million, or $0.52 per diluted share, in the second quarter
•Adjusted net income, adjusted for a noncash charge for inventory fair value step-up and the related tax impact, declined $33.8 million, or 71.2%, to $13.7 million, or $0.54 per diluted share, in the second quarter
•Adjusted EBITDA decreased $38.7 million, or 45.9%, to $45.6 million in the second quarter
•Total debt decreased to $702.1 million at June 30, 2020 compared to $768.8 million at March 31, 2020, and cash decreased to $62.3 million at June 30, 2020 compared to $98.0 million at March 31, 2020
•Quarterly dividend of $0.65 per share paid totaling $16.3 million

Elkhart, Indiana - August 4, 2020 - LCI Industries (NYSE: LCII) which, through its wholly-owned subsidiary, Lippert Components, Inc. ("LCI"), supplies a broad array of highly engineered components for the leading original equipment manufacturers ("OEMs") in the recreation and transportation product markets, and the related aftermarkets of those industries, today reported second quarter 2020 results.

“Our teams showed tremendous execution during the second quarter. Amidst a very difficult operating environment, we captured accelerated demand for RV and marine products, as well as strength in the aftermarket. In a span of less than two months, we were able to go from a near total shutdown in April to a record sales month in June. This could not have happened without the focus and speed to react by our leaders and team members. Despite top-line impact caused by production shutdowns in response to the COVID pandemic, we made substantial progress on driving operational efficiencies in an effort to mitigate any long-term impact to the business as a result of the pandemic, highlighting the effectiveness of the cost management initiatives we put into place at the beginning of the quarter,” commented Jason Lippert, LCI Industries’ President and Chief Executive Officer.

“We expect heightened RV demand to continue, signaling a paradigm shift for the industry as consumers are increasingly drawn into the RV lifestyle as a safe way to spend time with family in the outdoors. As a leader in innovation, LCI has a significant opportunity to further enhance its competitive position in the space,” Lippert continued. “Looking to the second half of 2020, we remain focused on executing on our diversification strategy, while at the same time, preparing to meet elevated RV demand. We stand committed to driving innovation across the business to further create value for our shareholders. In addition, I would like to thank our entire team, and in particular our operations and manufacturing groups, for juggling the demands of an extremely volatile operating environment. To deliver strong results amidst these challenges was an amazing accomplishment, and a testament to the capabilities of LCI’s robust leadership.”

Second Quarter 2020 Results

Consolidated net sales for the second quarter of 2020 were $525.8 million, a decrease of 16 percent from 2019 second quarter net sales of $629.1 million. Net income in the second quarter of 2020 was $13.2 million, or $0.52 per diluted share, compared to net income of $47.5 million, or $1.89 per diluted share, in the second quarter of 2019. Adjusted net income in the second quarter of 2020 was $13.7 million, or $0.54 per diluted share. Adjusted EBITDA in the second quarter of 2020 was $45.6 million, compared to adjusted EBITDA of $84.3 million in the second quarter of 2019. Additional information regarding adjusted net income, adjusted diluted net income per common share, and adjusted EBITDA, as well as reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures, are provided in the "Supplementary Information - Reconciliation of Non-GAAP Measures" section below.

The decrease in year-over-year net sales for the second quarter of 2020 was primarily driven by the impact of customer shutdowns in response to the COVID-19 pandemic, partially offset by acquisitions and organic growth across the Company's aftermarket segment and international markets. Net sales from acquisitions completed by the Company contributed $103 million in the second quarter of 2020.

The Company's content per travel trailer and fifth-wheel RV, adjusted to remove Furrion sales from prior periods, for the twelve months ended June 30, 2020, increased $141 to $3,371, compared to $3,230 for the twelve months ended June 30, 2019. The content increase in towables was a result of organic growth, including new product introductions, partially offset by price reductions.

July 2020 Results

July 2020 consolidated net sales were approximately $280 million, up 53 percent from July 2019 as the significant increase in RV production continued into July with many manufacturers electing to produce during the typical holiday shutdown.

Income Taxes

The Company's effective tax rate was 22.8 percent for the quarter ended June 30, 2020, compared to 25.2 percent for the quarter ended June 30, 2019. The effective tax rate was lower primarily due to an increase in discrete benefits.

Balance Sheet and Other Items

At June 30, 2020, the Company's cash and cash equivalents balance was $62.3 million, up from the balance of $35.4 million at the beginning of the year. The Company generated cash flows from operations of $102.1 million and used $94.7 million for acquisitions, $32.7 million for dividend payments to shareholders, and $14.5 million in capital expenditures in the six months ended June 30, 2020. The Company's outstanding long-term indebtedness, including current maturities, was $702.1 million at June 30, 2020, and the Company remained in compliance with its debt covenants. The Company believes that its current liquidity is adequate to meet operating needs for the foreseeable future.

Conference Call & Webcast

LCI will host a conference call to discuss its second quarter results on Tuesday, August 4, 2020, at 8:30 a.m. Eastern time, which may be accessed by dialing (877) 668-4883 for participants in the U.S./Canada or (825) 312-2360 for participants outside the U.S./Canada using the required conference ID 7038939. Due to the high volume of companies reporting earnings at this time, please be prepared for hold times of up to 15 minutes when dialing in to the call. In addition, an online, real-time webcast, as well as a supplemental earnings presentation, can be accessed on the Company's website, www.investors.lci1.com.

A replay of the conference call will be available for two weeks by dialing (800) 585-8367 for participants in the U.S./Canada or (416) 621-4642 for participants outside the U.S./Canada and referencing access code 7038939. A replay of the webcast will be available on the Company's website immediately following the conclusion of the call.

About LCI Industries

From over 90 manufacturing and distribution facilities located throughout North America and Europe, LCI Industries, through its wholly-owned subsidiary, LCI, supplies, domestically and internationally, a broad array of highly engineered components for the leading OEMs in the recreation and transportation product markets, consisting primarily of recreational vehicles and adjacent industries, including buses; trailers used to haul boats, livestock, equipment, and other cargo; trucks; boats; trains; manufactured homes; and modular housing. The Company also supplies engineered components to the related aftermarkets of these industries primarily by selling to retail dealers, wholesale distributors, and service centers. LCI's products include steel chassis and related components; axles and suspension solutions; slide-out mechanisms and solutions; thermoformed bath, kitchen, and other products; vinyl, aluminum, and frameless windows; manual, electric, and hydraulic stabilizer and leveling systems; entry, luggage, patio, and ramp doors; furniture and mattresses; electric and manual entry steps; awnings and awning accessories; towing products; truck accessories; electronic components; and other accessories. Additional information about LCI and its products can be found at www.lci1.com.

Forward-Looking Statements

This press release contains certain "forward-looking statements" with respect to our financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, acquisitions, plans and objectives of management, markets for the Company's common stock, the impact of legal proceedings, and other matters. Statements in this press release that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and involve a number of risks and uncertainties.

Forward-looking statements, including, without limitation, those relating to our future business prospects, net sales, expenses and income (loss), capital expenditures, tax rate, cash flow, financial condition, liquidity, consumer demand, integration of acquisitions, R&D investments, and resumption or suspension of normal operations, whenever they occur in this press release are necessarily estimates reflecting the best judgment of the Company's senior management at the time such statements were made. There are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this press release, the impacts of COVID-19, or other future pandemics, on the global economy and on the Company's customers, suppliers, employees, business and cash flows, pricing pressures due to domestic and foreign competition, costs and availability of, and tariffs on, raw materials (particularly steel and aluminum) and other components, seasonality and cyclicality in the industries to which we sell our products, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, inventory levels of retail dealers and manufacturers, availability of transportation for products for which we sell our components, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the costs, pace of and successful integration of acquisitions and other growth initiatives, availability and costs of production facilities and labor, team member benefits, team member retention, realization and impact of expansion plans, efficiency improvements and cost reductions, the disruption of business resulting from natural disasters or other unforeseen events, the successful entry into new markets, the costs of compliance with environmental laws, laws of foreign jurisdictions in which we operate, other operational and financial risks related to conducting business internationally, and increased governmental regulation and oversight, information technology performance and security, the ability to protect intellectual property, warranty and product liability claims or product recalls, interest rates, oil and gasoline prices and availability, the impact of international, national and regional economic conditions and consumer confidence on the retail sale of products for which we sell our components, and other risks and uncertainties discussed more fully under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2019, and in the Company's subsequent filings with the Securities and Exchange Commission. Readers of this press release are cautioned not to place undue reliance on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. The Company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

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LCI INDUSTRIES
OPERATING RESULTS
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Last Twelve
	2020	2019	2020	2019	Months
(In thousands, except per share amounts)

Net sales	$525,765	$629,068	$1,185,435	$1,221,240	$2,335,677
Cost of sales	397,023	480,415	898,088	939,993	1,790,375
Gross profit	128,742	148,653	287,347	281,247	545,302
Selling, general and administrative expenses	107,960	82,996	222,299	167,835	393,456
Operating profit	20,782	65,657	65,048	113,412	151,846
Interest expense, net	3,698	2,099	8,895	4,606	13,085
Income before income taxes	17,084	63,558	56,153	108,806	138,761
Provision for income taxes	3,898	16,031	14,753	26,913	32,745
Net income	$13,186	$47,527	$41,400	$81,893	$106,016

Net income per common share:
Basic	$0.52	$1.90	$1.65	$3.28	$4.23
Diluted	$0.52	$1.89	$1.64	$3.28	$4.21

Weighted average common shares outstanding:
Basic	25,150	25,024	25,108	24,963	25,078
Diluted	25,219	25,091	25,177	25,005	25,186

Depreciation and amortization	$24,185	$18,666	$48,799	$37,115	$87,042
Capital expenditures	$6,594	$11,344	$14,549	$35,786	$36,965

LCI INDUSTRIES
SEGMENT RESULTS
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Last Twelve
	2020	2019	2020	2019	Months
(In thousands)
Net sales:
OEM Segment:
RV OEMs:
Travel trailers and fifth-wheels	$212,518	$343,051	$519,626	$659,922	$1,136,422
Motorhomes	24,713	41,357	62,800	86,357	132,066
Adjacent Industries OEMs	130,581	168,960	317,743	338,869	638,434
Total OEM Segment net sales	367,812	553,368	900,169	1,085,148	1,906,922
Aftermarket Segment:
Total Aftermarket Segment net sales	157,953	75,700	285,266	136,092	428,755
Total net sales	$525,765	$629,068	$1,185,435	$1,221,240	$2,335,677

Operating profit:
OEM Segment	$1,763	$52,679	$44,952	$93,087	$117,155
Aftermarket Segment (1)	19,019	12,978	20,096	20,325	34,691
Total operating profit	$20,782	$65,657	$65,048	$113,412	$151,846

Depreciation and amortization:
OEM Segment depreciation	$11,489	$11,581	$23,549	$23,050	$46,519
Aftermarket Segment depreciation	3,442	1,382	6,582	2,491	9,671
Total depreciation	$14,931	$12,963	$30,131	$25,541	$56,190

OEM Segment amortization	$6,320	$5,067	$12,743	$10,307	$23,223
Aftermarket Segment amortization	2,934	636	5,925	1,267	7,629
Total amortization	$9,254	$5,703	$18,668	$11,574	$30,852

(1) June 30, 2020 results include a non-cash charge for inventory fair value step-up of $0.7 million for the second quarter of 2020 and $6.9 million for the first six months of 2020 related to CURT purchase accounting.

LCI INDUSTRIES
BALANCE SHEET INFORMATION
(unaudited)

	June 30,	December 31,
	2020	2019
(In thousands)

ASSETS
Current assets
Cash and cash equivalents	$62,272	$35,359
Accounts receivable, net of allowances of $5,503 and $3,144 at June 30, 2020 and December 31, 2019, respectively	269,562	199,976
Inventories, net	328,986	393,607
Prepaid expenses and other current assets	36,471	41,849
Total current assets	697,291	670,791
Fixed assets, net	364,957	366,309
Goodwill	418,839	351,114
Other intangible assets, net	370,715	341,426
Operating lease right-of-use assets	98,947	98,774
Other assets	67,525	34,181
Total assets	$2,018,274	$1,862,595

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term indebtedness	$20,882	$17,883
Accounts payable, trade	124,399	99,262
Current portion of operating lease obligations	23,651	21,693
Accrued expenses and other current liabilities	140,939	132,420
Total current liabilities	309,871	271,258
Long-term indebtedness	681,242	612,906
Operating lease obligations	78,932	79,848
Deferred taxes	42,792	35,740
Other long-term liabilities	88,807	62,171
Total liabilities	1,201,644	1,061,923
Total stockholders’ equity	816,630	800,672
Total liabilities and stockholders’ equity	$2,018,274	$1,862,595

LCI INDUSTRIES
SUMMARY OF CASH FLOWS
(unaudited)

	Six Months Ended June 30,
	2020	2019
(In thousands)
Cash flows from operating activities:
Net income	$41,400	$81,893
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	48,799	37,115
Stock-based compensation expense	7,404	7,848
Other non-cash items	546	705
Changes in assets and liabilities, net of acquisitions of businesses:
Accounts receivable, net	(62,611)	(22,345)
Inventories, net	63,404	39,944
Prepaid expenses and other assets	(27,679)	11,444
Accounts payable, trade	20,917	11,567
Accrued expenses and other liabilities	9,921	11,944
Net cash flows provided by operating activities	102,101	180,115
Cash flows from investing activities:
Capital expenditures	(14,549)	(35,786)
Acquisitions of businesses, net of cash acquired	(94,713)	(8,530)
Other investing activities	4,096	251
Net cash flows used in investing activities	(105,166)	(44,065)
Cash flows from financing activities:
Vesting of stock-based awards, net of shares tendered for payment of taxes	(4,616)	(7,144)
Proceeds from revolving credit facility borrowings	276,542	305,288
Repayments under revolving credit facility borrowings	(197,330)	(354,981)
Repayments under term loan and other borrowings	(9,554)	—
Payment of dividends	(32,670)	(31,266)
Other financing activities	(279)	(397)
Net cash flows provided by (used in) financing activities	32,093	(88,500)
Effect of exchange rate changes on cash and cash equivalents	(2,115)	(1,818)
Net increase in cash and cash equivalents	26,913	45,732
Cash and cash equivalents at beginning of period	35,359	14,928
Cash and cash equivalents at end of period	$62,272	$60,660

LCI INDUSTRIES
SUPPLEMENTARY INFORMATION
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,			Last Twelve
	2020		2019	2020		2019	Months
Industry Data(1) (in thousands of units):
Industry Wholesale Production:
Travel trailer and fifth-wheel RVs	66.8		101.0	154.8		185.8	318.5
Motorhome RVs	6.9		12.7	17.0		25.5	38.2
Industry Retail Sales:
Travel trailer and fifth-wheel RVs	111.6	(2)	138.8	184.6	(2)	216.2	366.1	(2)
Impact on dealer inventories	(44.8)	(2)	(37.8)	(29.8)	(2)	(30.4)	(47.6)	(2)
Motorhome RVs	9.4	(2)	15.6	18.2	(2)	25.2	38.8	(2)

				Twelve Months Ended
				June 30,
				2020		2019
LCI Content Per Industry Unit Produced: (3)
Travel trailer and fifth-wheel RV				$3,371		$3,230
Motorhome RV				$2,308		$2,396

				June 30,			December 31,
				2020		2019	2019
Balance Sheet Data (debt availability in millions):
Remaining availability under the debt facilities (4)				$401.2		$557.1	$481.8
Days sales in accounts receivable, based on last twelve months				29.5		24.6	25.7
Inventory turns, based on last twelve months				5.3		5.7	5.7

				2020
Estimated Full Year Data:
Capital expenditures				$ 40 - $ 50 million
Depreciation and amortization				$ 95 - $ 105 million
Stock-based compensation expense				$ 13 - $ 18 million
Annual tax rate				25% - 27%

(1) Industry wholesale production data for travel trailer and fifth-wheel RVs and motorhome RVs provided by the Recreation Vehicle Industry Association. Industry retail sales data provided by Statistical Surveys, Inc.
(2) June 2020 retail sales data for RVs has not been published yet, therefore 2020 retail data for RVs includes an estimate for June 2020 retail units. Retail sales data will likely be revised upwards in future months as various states report.
(3) The content figures presented were adjusted to remove Furrion sales from prior periods, as the Furrion distribution and supply agreement was terminated effective December 31, 2019.
(4) Remaining availability under the debt facilities is subject to covenant restrictions and, in the case of $150 million of such availability, the lender's discretion.

LCI INDUSTRIES
SUPPLEMENTARY INFORMATION
RECONCILIATION OF NON-GAAP MEASURES
(unaudited)

The following table reconciles net income to adjusted net income and diluted net income per common share to adjusted diluted net income per common share.

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
(In thousands, except per share amounts)
Net income	$13,186	$47,527	$41,400	$81,893
Non-cash charge for inventory fair value step-up	654	—	6,898	—
Income tax impact of inventory fair value step-up	(159)	—	(1,677)	—
Adjusted net income	$13,681	$47,527	$46,621	$81,893

Diluted net income per common share	$0.52	$1.89	$1.64	$3.28
Non-cash charge for inventory fair value step-up	0.03	—	0.27	—
Income tax impact of inventory fair value step-up	(0.01)	—	(0.07)	—
Adjusted diluted net income per common share	$0.54	$1.89	$1.84	$3.28

The following table reconciles net income to EBITDA and Adjusted EBITDA.

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
(In thousands)
Net income	$13,186	$47,527	$41,400	$81,893
Interest expense, net	3,698	2,099	8,895	4,606
Provision for income taxes	3,898	16,031	14,753	26,913
Depreciation expense	14,931	12,963	30,131	25,541
Amortization expense	9,254	5,703	18,668	11,574
EBITDA	44,967	84,323	113,847	150,527
Non-cash charge for inventory fair value step-up	654	—	6,898	—
Adjusted EBITDA	$45,621	$84,323	$120,745	$150,527

In addition to reporting financial results in accordance with U.S. GAAP, the Company has provided the non-GAAP performance measures of adjusted net income, adjusted diluted net income per common share, and adjusted EBITDA to illustrate and improve comparability of its results from period to period. Adjusted net income is defined as net income adjusted for items that impact the comparability of the Company's results from period to period, which consisted of the inventory fair value step-up from the acquisition of CURT and related tax impacts during the three and six month periods ended June 30, 2020. Adjusted diluted net income per common share is defined as net income per common share adjusted for items that impact the comparability of the Company's results from period to period, which consisted of the inventory fair value step-up from the acquisition of CURT and related tax impacts during the three and six month periods ended June 30, 2020. Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation and amortization expense, and other adjustments made in order to present comparable results from period to period, which consisted of the inventory fair value step-up from the acquisition of CURT during the three and six month periods ended June 30, 2020. The Company considers these non-GAAP measures in evaluating and managing the Company's operations and believes that discussion of results adjusted for these items is meaningful to investors because it provides a useful analysis of ongoing underlying operating trends. The adjusted measures are not in accordance with, nor are they a substitute for, GAAP measures, and they may not be comparable to similarly titled measures used by other companies.